Exhibit 99.1

LBI Media Announces Acquisition of Five Radio Stations in the Dallas-Fort Worth Market

Burbank, CA – August 3, 2006

Contact: Lenard Liberman (818) 563-5722

On August 2, 2006 two subsidiaries of LBI Media, Inc. (“LBI Media”) entered into a definitive agreement to buy five Dallas radio stations from Entravision Communications Corporation for approximately $95 million. The stations include KTCY-FM, KZZA-FM, KZMP-FM, KZMP-AM and KBOC-FM. The purchase, which is subject to regulatory approvals, is expected to close in the fourth quarter of 2006. Upon closing LBI Media will own six radio stations and a full power television station in the Dallas-Fort Worth, Texas market.

These five stations will complement LBI Media’s Regional Mexican formatted KNOR-FM and allow LBI Media to offer a full array of Hispanic radio formats in the Dallas-Fort Worth market. LBI Media also owns a full power television station, KMPX – Channel 29, in Dallas and plans on using its cross promotion strategy to market all of its Dallas properties. Lenard Liberman, Executive Vice President of LBI Media stated: “This acquisition is consistent with our strategy of owning radio and television stations in the same market. We have experienced great success in the Dallas- Fort Worth market and we are excited by our ability to expand our presence in this market through this acquisition.” Also commenting on the purchase was Executive Vice President of Radio Programming at LBI Media, Eduardo Leon, who stated: “These stations will round out LBI Media’s presence in this fast growing Hispanic market. By owning six radio stations, we will be able to offer a compelling collection of programming choices.”

About LBI Media

LBI Media is one of the largest owners and operators of Spanish-language radio and television stations in the United States based on revenues and number of stations. The Company currently owns 16 radio stations (ten FM and six AM) and four television stations in Los Angeles, Houston, Dallas-Fort Worth and San Diego, the first, fourth, sixth, and thirteenth largest Hispanic markets in the United States, respectively, based on Hispanic television households.

FORWARD LOOKING STATEMENTS

This news announcement contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of LBI Media’s radio stations, television stations and studio operations. Forward-looking statements include but are not limited to information preceded by, or that include the words, “believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or station upgrades, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, LBI Media’s actual performance and results may differ from those anticipated in the forward-looking statements. Please see LBI Media, Inc.’s recent public filings for information about these and other risks that may affect LBI Media. LBI Media undertakes no obligation to update or revise the information contained herein because of new information, future events or otherwise.